EXHIBIT 99.5

PORTER BANCORP, INC.

Offer to Exchange

Each Outstanding Share of Common Stock of

CITIZENS FIRST CORPORATION

for,

at the election of the shareholder,

$9.00 in cash

or

0.5686 shares of Common Stock of Porter Bancorp, Inc.,

or

$4.50 in cash and 0.2843 shares of Common Stock of Porter Bancorp, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON TUESDAY, DECEMBER 22, 2009, UNLESS THE OFFER IS EXTENDED.

October 23, 2009

To Brokers, Dealers, Commercial

Banks, Trust Companies and Other Nominees:

Porter Bancorp, Inc. (“Porter”), a Kentucky corporation, is offering, upon the terms and subject to the conditions set forth in the prospectus/offer to exchange dated October 23, 2009 (the “Prospectus”) and in the accompanying letter of transmittal (the “Letter of Transmittal”), to exchange each of the issued and outstanding shares of common stock (“CZFC common shares”), of Citizens First Corporation, a Kentucky corporation (“CZFC”), for $9.00 (the Prospectus and the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer”). Each holder of CZFC common shares may choose to receive this amount in one of the following three forms: $9.00 in cash for each CZFC common share tendered; or 0.5686 shares of the common stock of Porter (“Porter common shares”) for each CZFC common share tendered; or $4.50 in cash and 0.2843 Porter common shares for each CZFC common share tendered. In addition, such holders will receive cash in lieu of any fractional Porter common shares to which they may otherwise be entitled.

We have been engaged and appointed by Porter, to act as Information Agent in connection with the Offer. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold CZFC common shares registered in your name or in the name of the nominee.

The Offer is subject to several conditions contained in the Prospectus including, but not limited to (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of CZFC common shares representing at least 51% of the CZFC common shares then outstanding, and (2) certain state and federal regulatory approvals. The Offer is also subject to other terms and conditions contained in the Prospectus. See the section of the Prospectus entitled “The Exchange Offer—Conditions of the Offer”.

For your information and for forwarding to your clients for whom you hold CZFC common shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Prospectus dated October 23, 2009;

2. Letter of Transmittal for your use in tendering CZFC common shares and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding (facsimile copies of the Letter of Transmittal may be used to tender CZFC common shares);

3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for the CZFC common shares being tendered and all other required documents cannot be delivered to the Depositary (as defined in the Letter of Transmittal) by the Expiration Date (as defined in the section of the Prospectus entitled “The Exchange Offer—Expiration Date of the Offer”) or if procedures for book-entry transfer cannot be completed by the Expiration Date; and

4. A printed form of the letter which may be sent to your clients for whose accounts you hold CZFC common shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME ON WEDNESDAY, DECEMBER 22, 2009, UNLESS EXTENDED.

Upon the terms and subject to the conditions contained in the Prospectus (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Porter will accept for exchange such CZFC common shares as are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Porter gives written notice to the Depositary of Porter’s acceptance of such CZFC common shares for exchange pursuant to the Offer. Exchange for the CZFC common shares accepted for tender pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the CZFC common shares or timely confirmation of a book-entry transfer of such CZFC common shares into the Depositary’s account at The Depository Trust Company, pursuant to the procedures described in the section of the Prospectus entitled “The Exchange Offer—Procedure for Tendering”, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent’s Message in connection with a book-entry transfer, and (iii) all other documents required by the Letter of Transmittal. IN NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PORTER COMMON SHARES AND/OR CASH TO BE RECEIVED BY A SHAREHOLDER TENDERING CZFC COMMON SHARES FOR EXCHANGE, REGARDLESS OF THE EXTENSION OF THE OFFER OR ANY DELAY IN EXCHANGING THE TENDERED CZFC COMMON SHARES.

If holders of CZFC common shares wish to tender, but it is impracticable for them to forward their certificates or other required documents on or before the Expiration Date or to comply with the book-entry transfer procedure on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in the section of the Prospectus entitled “The Exchange Offer—Procedure for Tendering”.

Porter will not pay any fees or commissions to any broker or dealer or other person (other than as described in the Prospectus) for soliciting tenders of the CZFC common shares pursuant to the Offer. Porter will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Porter will pay all stock transfer taxes applicable to its purchase of CZFC common shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth in the Prospectus and the Letter of Transmittal.

Very truly yours,

PORTER BANCORP, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PORTER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.